Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Satellogic Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	Other	6,854,999 shares (2)	$3.5666	(3)	$24,449,039.43	(3)	$110.20 per $1,000,000	$2,694.28
Total Offering Amounts						$24,449,039.43			$2,694.28
Total Fee Offsets									0
Net Fee Due									$2,694.28

1.
In accordance with Rule 416 under the Securities Act of 1933, as amended, the Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2.	Represents shares issuable under the Satellogic Inc. 2021 Incentive Compensation Plan.

3.
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A ordinary shares as reported on the Nasdaq Capital Market on January 31, 2023.